Exhibit 99.1

FINANCIAL STATEMENTS

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended
	March 31,
(Unaudited)	2017	2016
	(Thousands of dollars, except per share amounts)
Revenues
Commodity sales	$2,216,717	$1,283,511
Services	532,894	490,948
Total revenues	2,749,611	1,774,459
Cost of sales and fuel (exclusive of items shown separately below)	2,143,843	1,195,738
Operations and maintenance	164,769	155,145
Depreciation and amortization	99,419	94,478
General taxes	27,153	21,870
(Gain) loss on sale of assets	7	(4,206)
Operating income	314,420	311,434
Equity in net earnings from investments (Note J)	39,564	32,914
Allowance for equity funds used during construction	13	208
Other income	4,341	305
Other expense	(750)	(637)
Interest expense (net of capitalized interest of $1,441 and 2,887, respectively)	(116,462)	(118,247)
Income before income taxes	241,126	225,977
Income taxes	(54,941)	(50,066)
Income from continuing operations	186,185	175,911
Income (loss) from discontinued operations, net of tax	—	(952)
Net income	186,185	174,959
Less: Net income attributable to noncontrolling interests	98,824	91,513
Net income attributable to ONEOK	$87,361	$83,446
Amounts attributable to ONEOK:
Income from continuing operations	$87,361	$84,398
Income (loss) from discontinued operations	—	(952)
Net income	$87,361	$83,446
Basic earnings per share:
Income from continuing operations (Note H)	$0.41	$0.40
Income (loss) from discontinued operations	—	—
Net income	$0.41	$0.40
Diluted earnings per share:
Income from continuing operations (Note H)	$0.41	$0.40
Income (loss) from discontinued operations	—	—
Net income	$0.41	$0.40
Average shares (thousands)
Basic	211,619	210,781
Diluted	213,602	211,071
Dividends declared per share of common stock	$0.615	$0.615
See accompanying Notes to Consolidated Financial Statements.

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended
	March 31,
(Unaudited)	2017	2016
	(Thousands of dollars)
Net income	$186,185	$174,959
Other comprehensive income (loss), net of tax
Unrealized gains (losses) on derivatives, net of tax of $(4,401) and $3,039, respectively	24,456	(16,894)
Realized (gains) losses on derivatives in net income, net of tax of $(3,365) and $1,276, respectively	17,283	(8,525)
Change in pension and postretirement benefit plan liability, net of tax of $(1,360) and $(1,035), respectively	2,041	1,553
Other comprehensive income (loss) on investments in unconsolidated affiliates, net of tax of $(58) and $884, respectively	325	(4,917)
Total other comprehensive income (loss), net of tax	44,105	(28,783)
Comprehensive income	230,290	146,176
Less: Comprehensive income attributable to noncontrolling interests	127,641	70,102
Comprehensive income attributable to ONEOK	$102,649	$76,074
See accompanying Notes to Consolidated Financial Statements.

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(Unaudited)	2017	2016
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$310,808	$248,875
Accounts receivable, net	734,844	872,430
Natural gas and natural gas liquids in storage	193,339	140,034
Commodity imbalances	30,904	60,896
Other current assets	108,552	106,898
Assets of discontinued operations	—	551
Total current assets	1,378,447	1,429,684
Property, plant and equipment
Property, plant and equipment	15,154,360	15,078,497
Accumulated depreciation and amortization	2,600,776	2,507,094
Net property, plant and equipment	12,553,584	12,571,403
Investments and other assets
Investments in unconsolidated affiliates	956,388	958,807
Goodwill and intangible assets	1,002,384	1,005,359
Other assets	176,755	162,998
Assets of discontinued operations	—	10,500
Total investments and other assets	2,135,527	2,137,664
Total assets	$16,067,558	$16,138,751
See accompanying Notes to Consolidated Financial Statements.

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Continued)
	March 31,	December 31,
(Unaudited)	2017	2016
Liabilities and equity	(Thousands of dollars)
Current liabilities
Current maturities of long-term debt (Note E)	$410,650	$410,650
Short-term borrowings (Note E)	1,290,729	1,110,277
Accounts payable	703,278	874,731
Commodity imbalances	114,542	142,646
Accrued interest	90,151	112,514
Other current liabilities	122,624	166,042
Liabilities of discontinued operations	—	19,841
Total current liabilities	2,731,974	2,836,701
Long-term debt, excluding current maturities (Note E)	7,919,826	7,919,996
Deferred credits and other liabilities
Deferred income taxes	1,612,039	1,623,822
Other deferred credits	334,206	321,846
Liabilities of discontinued operations	—	7,471
Total deferred credits and other liabilities	1,946,245	1,953,139
Commitments and contingencies (Note L)
Equity (Note F)
ONEOK shareholders’ equity:
Common stock, $0.01 par value: authorized 600,000,000 shares; issued 245,811,180 shares and outstanding 210,906,018 shares at March 31, 2017; issued 245,811,180 shares and outstanding 210,681,661 shares at December 31, 2016	2,458	2,458
Paid-in capital	1,232,069	1,234,314
Accumulated other comprehensive loss (Note G)	(139,062)	(154,350)
Retained earnings	30,887	—
Treasury stock, at cost: 34,905,162 shares at March 31, 2017, and 35,129,519 shares at December 31, 2016	(887,970)	(893,677)
Total ONEOK shareholders’ equity	238,382	188,745
Noncontrolling interests in consolidated subsidiaries	3,231,131	3,240,170
Total equity	3,469,513	3,428,915
Total liabilities and equity	$16,067,558	$16,138,751
See accompanying Notes to Consolidated Financial Statements.

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended
	March 31,
(Unaudited)	2017	2016
	(Thousands of dollars)
Operating activities
Net income	$186,185	$174,959
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	99,419	94,478
Equity in net earnings from investments	(39,564)	(32,914)
Distributions received from unconsolidated affiliates	39,520	34,789
Deferred income taxes	53,397	53,725
Share-based compensation expense	5,907	8,232
Pension and postretirement benefit expense, net of contributions	(5,018)	3,039
Allowance for equity funds used during construction	(13)	(208)
(Gain) loss on sale of assets	7	(4,206)
Changes in assets and liabilities:
Accounts receivable	137,586	68,326
Natural gas and natural gas liquids in storage	(53,305)	(27,991)
Accounts payable	(122,843)	(64,088)
Commodity imbalances, net	1,888	2,968
Settlement of exit activities liabilities	(4,119)	(6,186)
Accrued interest	(22,363)	(24,413)
Risk-management assets and liabilities	45,977	(23,813)
Other assets and liabilities, net	(53,571)	(26,030)
Cash provided by operating activities	269,090	230,667
Investing activities
Capital expenditures (less allowance for equity funds used during construction)	(112,737)	(196,411)
Contributions to unconsolidated affiliates	(4,422)	(158)
Distributions received from unconsolidated affiliates in excess of cumulative earnings	7,400	11,764
Proceeds from sale of assets	296	14,858
Cash used in investing activities	(109,463)	(169,947)
Financing activities
Dividends paid	(129,842)	(129,235)
Distributions to noncontrolling interests	(136,680)	(137,980)
Borrowing (repayment) of short-term borrowings, net	180,452	(101,773)
Issuance of long-term debt, net of discounts	—	1,000,000
Debt financing costs	—	(2,770)
Repayment of long-term debt	(1,951)	(652,148)
Issuance of common stock	3,722	3,964
Other	(13,395)	(1,189)
Cash used in financing activities	(97,694)	(21,131)
Change in cash and cash equivalents	61,933	39,589
Change in cash and cash equivalents included in discontinued operations	—	11
Change in cash and cash equivalents from continuing operations	61,933	39,600
Cash and cash equivalents at beginning of period	248,875	97,619
Cash and cash equivalents at end of period	$310,808	$137,219
See accompanying Notes to Consolidated Financial Statements.

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	ONEOK Shareholders’ Equity
(Unaudited)	Common Stock Issued	Common Stock	Paid-in Capital	Accumulated Other Comprehensive Loss
	(Shares)	(Thousands of dollars)
January 1, 2017	245,811,180	$2,458	$1,234,314	$(154,350)
Cumulative effect adjustment for adoption of ASU 2016-09	—	—	—	—
Net income	—	—	—	—
Other comprehensive income (loss) (Note G)	—	—	—	15,288
Common stock issued	—	—	(2,506)	—
Common stock dividends - $0.615 per share (Note F)	—	—	—	—
Distributions to noncontrolling interests	—	—	—	—
Other	—	—	261	—
March 31, 2017	245,811,180	$2,458	$1,232,069	$(139,062)

	ONEOK Shareholders’ Equity
(Unaudited)	Common Stock Issued	Common Stock	Paid-in Capital	Accumulated Other Comprehensive Loss
	(Shares)	(Thousands of dollars)
January 1, 2016	245,811,180	$2,458	$1,378,444	$(127,242)
Net income	—	—	—	—
Other comprehensive income (loss)	—	—	—	(7,372)
Common stock issued	—	—	(3,679)	—
Common stock dividends - $0.615 per share (Note F)	—	—	(45,789)	—
Distributions to noncontrolling interests	—	—	—	—
Other	—	—	(1,425)	—
March 31, 2016	245,811,180	$2,458	$1,327,551	$(134,614)

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(Continued)
	ONEOK Shareholders’ Equity
(Unaudited)	Retained Earnings	Treasury Stock	Noncontrolling Interests in Consolidated Subsidiaries	Total Equity
	(Thousands of dollars)
January 1, 2017	$—	$(893,677)	$3,240,170	$3,428,915
Cumulative effect adjustment for adoption of ASU 2016-09	73,368	—	—	73,368
Net income	87,361	—	98,824	186,185
Other comprehensive income (loss) (Note G)	—	—	28,817	44,105
Common stock issued	—	5,707	—	3,201
Common stock dividends - $0.615 per share (Note F)	(129,842)	—	—	(129,842)
Distributions to noncontrolling interests	—	—	(136,680)	(136,680)
Other	—	—	—	261
March 31, 2017	$30,887	$(887,970)	$3,231,131	$3,469,513

	ONEOK Shareholders’ Equity
(Unaudited)	Retained Earnings	Treasury Stock	Noncontrolling Interests in Consolidated Subsidiaries	Total Equity
	(Thousands of dollars)
January 1, 2016	$—	$(917,862)	$3,430,538	$3,766,336
Net income	83,446	—	91,513	174,959
Other comprehensive income (loss)	—	—	(21,411)	(28,783)
Common stock issued	—	9,355	—	5,676
Common stock dividends - $0.615 per share (Note F)	(83,446)	—	—	(129,235)
Distributions to noncontrolling interests	—	—	(137,980)	(137,980)
Other	—	—	(4,041)	(5,466)
March 31, 2016	$—	$(908,507)	$3,358,619	$3,645,507

See accompanying Notes to Consolidated Financial Statements.

ONEOK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Our accompanying unaudited consolidated financial statements have been prepared pursuant to the rules and regulations of the SEC. These statements have been prepared in accordance with GAAP and reflect all adjustments that, in our opinion, are necessary for a fair statement of the results for the interim periods presented. All such adjustments are of a normal recurring nature. The 2016 year-end consolidated balance sheet data was derived from our audited financial statements but does not include all disclosures required by GAAP. Certain reclassifications have been made in the prior-year financial statements to conform to the current-year presentation. These unaudited consolidated financial statements should be read in conjunction with our audited consolidated financial statements in our Annual Report.

Our significant accounting policies are consistent with those disclosed in Note A of the Notes to Consolidated Financial Statements in our Annual Report, except as described below.

Discontinued Operations - Beginning in 2017, the results of operations and financial position of our former energy services business are no longer reflected as discontinued operations in our Consolidated Financial Statements and Notes to the Consolidated Financial Statements, as they are not material.

Recently Issued Accounting Standards Update - Changes to GAAP are established by the Financial Accounting Standards Board (FASB) in the form of ASUs to the FASB Accounting Standards Codification. We consider the applicability and impact of all ASUs. ASUs not listed below were assessed and determined to be either not applicable or clarifications of ASUs listed below. The following tables provide a brief description of recent accounting pronouncements and our analysis of the effects on our financial statements:

Standard	Description	Date of Adoption	Effect on the Financial Statements or Other Significant Matters
Standards that were adopted
ASU 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory”	The standard requires that inventory, excluding inventory measured using last-in, first-out (LIFO) or the retail inventory method, be measured at the lower of cost or net realizable value.	First quarter 2017	As a result of adopting this guidance, we updated our accounting policy for inventory valuation accordingly. The financial impact of adopting this guidance was not material.
ASU 2016-05, “Derivatives and Hedging (Topic 815): Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships”
The standard clarifies that a change in the counterparty to a derivative instrument that has been designated as the hedging instrument under Topic 815 does not, in and of itself, require dedesignation of that hedging relationship provided that all other hedge accounting criteria continue to be met.
		First quarter 2017	The impact of adopting this standard was not material.
ASU 2016-06, “Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments”
The standard clarifies the requirements for assessing whether a contingent call (put) option that can accelerate the payment of principal on a debt instrument is clearly and closely related to its debt host.
		First quarter 2017	The impact of adopting this standard was not material.
ASU 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting”
The standard provides simplified accounting for share-based payment transactions in relation to income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows.
First quarter 2017
As a result of adopting this guidance, we recorded an adjustment increasing beginning retained earnings and deferred tax assets in the first quarter 2017 of approximately $73 million to recognize previously unrecognized cumulative excess tax benefits related to share-based payments on a modified retrospective basis.  Prospectively, all share-based payment tax effects will be recorded in earnings. The other effects of adopting this standard were not material.

Standard	Description	Date of Adoption	Effect on the Financial Statements or Other Significant Matters
Standards that are not yet adopted
ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”
The standard outlines the principles an entity must apply to measure and recognize revenue for entities that enter into contracts to provide goods or services to their customers. The core principle is that an entity should recognize revenue at an amount that reflects the consideration to which the entity expects to be entitled in exchange for transferring goods or services to a customer. The amendment also requires more extensive disaggregated revenue disclosures in interim and annual financial statements.
First quarter 2018
We are evaluating the impact of this standard on us. Our evaluation process includes a review of our and ONEOK Partners’ contracts and transaction types across all of the business segments. In addition, we are currently evaluating the methods of adoption and analyzing the impact of the standard on our internal controls, accounting policies and financial statements and disclosures. We expect to determine our method of adoption when we complete our evaluation of the impact of the standard and the implications of each adoption method.

ASU 2016-01, “Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities”
The standard requires all equity investments, other than those accounted for using the equity method of accounting or those that result in consolidation of the investee, to be measured at fair value with changes in fair value recognized in net income, eliminates the available-for-sale classification for equity securities with readily determinable fair values and eliminates the cost method for equity investments without readily determinable fair values.
		First quarter 2018	We are evaluating the impact of this standard on us.
ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments”	The standard clarifies the classification of certain cash receipts and cash payments on the statement of cash flows where diversity in practice has been identified.	First quarter 2018	We are evaluating the impact of this standard on us.
ASU 2017-07, “Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost”
The standard requires the service cost component of net benefit cost to be reported in the same line item or items as other compensation costs from services rendered by the pertinent employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations.
		First quarter 2018	We are evaluating the impact of this standard on us.
ASU 2016-02, “Leases (Topic 842)”
The standard requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. It also requires qualitative disclosures along with specific quantitative disclosures by lessees and lessors to meet the objective of enabling users of financial statements to assess the amount, timing and uncertainty of cash flows arising from leases.
		First quarter 2019	We are evaluating our current leases and the impact of the standard on our internal controls, accounting policies and financial statements and disclosures.
ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”
The standard requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented net of the allowance for credit losses to reflect the net carrying value at the amount expected to be collected on the financial asset; and the initial allowance for credit losses for purchased financial assets, including available-for-sale debt securities, to be added to the purchase price rather than being reported as a credit loss expense.
		First quarter 2020	We are evaluating the impact of this standard on us.
ASU 2017-04, “Intangibles- Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment”
The standard simplifies the subsequent measurement of goodwill by eliminating the requirement to calculate the implied fair value of goodwill under step 2. Instead, an entity will recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The standard does not change step zero or step 1 assessments.
		First quarter 2020	We are evaluating the impact of this standard on us.

B.	ACQUISITION OF ONEOK PARTNERS

On January 31, 2017, we and ONEOK Partners entered into the Merger Agreement pursuant to which we will acquire all of ONEOK Partners’ outstanding common units representing limited partner interests in ONEOK Partners not already directly or indirectly owned by us in an all stock-for-unit transaction at a ratio of 0.985 of a share of ONEOK common stock per common unit of ONEOK Partners, in a taxable transaction to ONEOK Partners’ common unitholders. Following completion of the Merger Transaction, all of ONEOK Partners’ outstanding common units will be directly or indirectly owned by us and will no longer be publicly traded. All of our and ONEOK Partners’ outstanding debt is expected to remain outstanding. We, ONEOK Partners and the Intermediate Partnership expect to issue, to the extent not already in place, guarantees of the indebtedness of ONEOK and ONEOK Partners.

A Special Committee of our Board of Directors, the Conflicts Committee of the Board of Directors of the general partner of ONEOK Partners and the Board of Directors of the general partner of ONEOK Partners each unanimously approved the Merger Agreement. Subject to customary approvals and conditions, the Merger Transaction is expected to close late in the second quarter or early in the third quarter of 2017. The Merger Transaction is subject to the approval of ONEOK Partners’ common unitholders and the approval by our shareholders of the issuance of ONEOK common shares in the Merger Transaction.

The Merger Agreement contains certain termination rights, including the right for either us or ONEOK Partners, as applicable, to terminate the Merger Agreement if the closing of the transactions contemplated by the Merger Agreement has not occurred on or before September 30, 2017. In the event of termination of the Merger Agreement under certain circumstances, we may be required to pay ONEOK Partners a termination fee in the form of a temporary reduction in incentive distributions (up to, in certain instances, $300 million) and, under other certain circumstances, ONEOK Partners may be required to pay us a termination fee (up to, in certain instances, $300 million in cash).

If the Merger Transaction closes, the expected changes in our ownership interest in ONEOK Partners will be accounted for as an equity transaction pursuant to ASC 810 as we expect to continue to control ONEOK Partners, and no gain or loss will be recognized in our consolidated statements of income resulting from the Merger Transaction. In addition, the tax effects of the Merger Transaction will be reported as adjustments to other assets, deferred income taxes and additional paid-in capital consistent with ASC 740, Income Taxes (ASC 740).

C.	FAIR VALUE MEASUREMENTS

Determining Fair Value - We define fair value as the price that would be received from the sale of an asset or the transfer of a liability in an orderly transaction between market participants at the measurement date. We use market and income approaches to determine the fair value of our assets and liabilities and consider the markets in which the transactions are executed. We measure the fair value of a group of financial assets and liabilities consistent with how a market participant would price the net risk exposure at the measurement date.

While many of the contracts in our derivative portfolio are executed in liquid markets where price transparency exists, some contracts are executed in markets for which market prices may exist, but the market may be relatively inactive. This results in limited price transparency that requires management’s judgment and assumptions to estimate fair values. For certain transactions, we utilize modeling techniques using NYMEX-settled pricing data and implied forward LIBOR curves. Inputs into our fair value estimates include commodity-exchange prices, over-the-counter quotes, historical correlations of pricing data, data obtained from third-party pricing services and LIBOR and other liquid money-market instrument rates. We validate our valuation inputs with third-party information and settlement prices from other sources, where available.

In addition, as prescribed by the income approach, we compute the fair value of the derivative portfolio by discounting the projected future cash flows from the derivative assets and liabilities to present value using interest-rate yields to calculate present-value discount factors derived from LIBOR, Eurodollar futures and the LIBOR interest-rate swaps market. We also take into consideration the potential impact on market prices of liquidating positions in an orderly manner over a reasonable period of time under current market conditions. We consider current market data in evaluating counterparties’, as well as our own, nonperformance risk, net of collateral, by using specific and sector bond yields and monitoring the credit default swap markets. Although we use our best estimates to determine the fair value of the executed derivative contracts, the ultimate market prices realized could differ from our estimates, and the differences could be material.

The fair value of forward-starting interest-rate swaps are determined using financial models that incorporate the implied forward LIBOR yield curve for the same period as the future interest-rate swap settlements.

Fair Value Hierarchy - At each balance sheet date, we utilize a fair value hierarchy to classify fair value amounts recognized or disclosed in our financial statements based on the observability of inputs used to estimate such fair value. The levels of the hierarchy are described below:

•
Level 1 - fair value measurements are based on unadjusted quoted prices for identical securities in active markets, including NYMEX-settled prices. These balances are comprised predominantly of exchange-traded derivative contracts for natural gas and crude oil.

•
Level 2 - fair value measurements are based on significant observable pricing inputs, such as NYMEX-settled prices for natural gas and crude oil, and financial models that utilize implied forward LIBOR yield curves for interest-rate swaps.

•
Level 3 - fair value measurements are based on inputs that may include one or more unobservable inputs, including internally developed natural gas basis and NGL price curves that incorporate observable and unobservable market data from broker quotes, third-party pricing services, market volatilities derived from the most recent NYMEX close spot prices and forward LIBOR curves, and adjustments for the credit risk of our counterparties. We corroborate the data on which our fair value estimates are based using our market knowledge of recent transactions, analysis of historical correlations and validation with independent broker quotes. These balances categorized as Level 3 are comprised of derivatives for natural gas and NGLs. We do not believe that our Level 3 fair value estimates have a material impact on our results of operations, as the majority of our derivatives are accounted for as hedges for which ineffectiveness has not been material.

Determining the appropriate classification of our fair value measurements within the fair value hierarchy requires management’s judgment regarding the degree to which market data is observable or corroborated by observable market data. We categorize derivatives for which fair value is determined using multiple inputs within a single level, based on the lowest level input that is significant to the fair value measurement in its entirety.

Recurring Fair Value Measurements - The following tables set forth our recurring fair value measurements for the periods indicated:

	March 31, 2017
	Level 1	Level 2	Level 3	Total - Gross	Netting (a)	Total - Net (b)
	(Thousands of dollars)
Derivative assets
Commodity contracts
Financial contracts	$3,293	$—	$14,675	$17,968	$(17,217)	$751
Physical contracts	—	—	508	508	—	508
Interest-rate contracts	—	47,914	—	47,914	—	47,914
Total derivative assets	$3,293	$47,914	$15,183	$66,390	$(17,217)	$49,173
Derivative liabilities
Commodity contracts
Financial contracts	$(15,757)	$—	$(14,562)	$(30,319)	$29,973	$(346)
Physical contracts	—	—	(1,393)	(1,393)	—	(1,393)
Interest-rate contracts	—	(11,316)	—	(11,316)	—	(11,316)
Total derivative liabilities	$(15,757)	$(11,316)	$(15,955)	$(43,028)	$29,973	$(13,055)
(a) - Derivative assets and liabilities are presented in our Consolidated Balance Sheets on a net basis. We net derivative assets and liabilities when a legally enforceable master-netting arrangement exists between the counterparty to a derivative contract and us. At March 31, 2017, we held no cash and posted $30.6 million of cash with various counterparties, including $12.8 million of cash collateral that is offsetting derivative net liability positions under master-netting arrangements in the table above. The remaining $17.8 million of cash collateral in excess of derivative net liability positions is included in other current assets in our Consolidated Balance Sheets.
(b) - Included in other current assets, other assets or other current liabilities in our Consolidated Balance Sheets.

	December 31, 2016
	Level 1	Level 2	Level 3	Total - Gross	Netting (a)	Total - Net (b)
	(Thousands of dollars)
Derivative assets
Commodity contracts
Financial contracts	$1,147	$—	$4,564	$5,711	$(4,760)	$951
Interest-rate contracts	—	47,457	—	47,457	—	47,457
Total derivative assets	$1,147	$47,457	$4,564	$53,168	$(4,760)	$48,408
Derivative liabilities
Commodity contracts
Financial contracts	$(31,458)	$—	$(24,861)	$(56,319)	$56,319	$—
Physical contracts	—	—	(3,022)	(3,022)	—	(3,022)
Interest-rate contracts	—	(12,795)	—	(12,795)	—	(12,795)
Total derivative liabilities	$(31,458)	$(12,795)	$(27,883)	$(72,136)	$56,319	$(15,817)
(a) - Derivative assets and liabilities are presented in our Consolidated Balance Sheets on a net basis. We net derivative assets and liabilities when a legally enforceable master-netting arrangement exists between the counterparty to a derivative contract and us. At December 31, 2016, we held no cash and posted $67.7 million of cash with various counterparties, including $51.6 million of cash collateral that is offsetting derivative net liability positions under master-netting arrangements in the table above. The remaining $16.1 million of cash collateral in excess of derivative net liability positions is included in other current assets in our Consolidated Balance Sheets.
(b) - Included in other current assets, other assets or other current liabilities in our Consolidated Balance Sheets.

The following table sets forth a reconciliation of our Level 3 fair value measurements for the periods indicated:

	Three Months Ended
	March 31,
Derivative Assets (Liabilities)	2017	2016
	(Thousands of dollars)
Net assets (liabilities) at beginning of period	$(23,319)	$7,331
Total realized/unrealized gains (losses):
Included in earnings (a)	913	(745)
Included in other comprehensive income (loss)	21,634	(6,552)
Net assets (liabilities) at end of period	$(772)	$34
(a) - Included in commodity sales revenues in our Consolidated Statements of Income.

Realized/unrealized gains (losses) include the realization of derivative contracts through maturity. During the three months ended March 31, 2017 and 2016, gains or losses included in earnings attributable to the change in unrealized gains or losses relating to assets and liabilities still held at the end of each reporting period were not material.

We recognize transfers into and out of the levels in the fair value hierarchy as of the end of each reporting period. During the three months ended March 31, 2017 and 2016, there were no transfers between levels.

Other Financial Instruments - The approximate fair value of cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings is equal to book value, due to the short-term nature of these items. Our cash and cash equivalents are comprised of bank and money market accounts and are classified as Level 1. Our short-term borrowings are classified as Level 2 since the estimated fair value of the short-term borrowings can be determined using information available in the commercial paper market.

The estimated fair value of our consolidated long-term debt, including current maturities, was $8.9 billion and $8.8 billion at March 31, 2017, and December 31, 2016, respectively. The book value of our consolidated long-term debt, including current maturities, was $8.3 billion at March 31, 2017, and December 31, 2016. The estimated fair value of the aggregate of ONEOK’s and ONEOK Partners’ senior notes outstanding was determined using quoted market prices for similar issues with similar terms and maturities. The estimated fair value of our consolidated long-term debt is classified as Level 2.

D.	RISK-MANAGEMENT AND HEDGING ACTIVITIES USING DERIVATIVES

Risk-Management Activities - We are sensitive to changes in natural gas, crude oil and NGL prices, principally as a result of contractual terms under which these commodities are purchased, processed and sold. We use physical-forward purchases and sales and financial derivatives to secure a certain price for a portion of our natural gas, condensate and NGL products; to reduce our exposure to commodity price and interest-rate fluctuations; and to achieve more predictable cash flows. We follow established policies and procedures to assess risk and approve, monitor and report risk-management activities. We have not used these instruments for trading purposes. We are also subject to the risk of interest-rate fluctuation in the normal course of business.

Commodity price risk - Commodity price risk refers to the risk of loss in cash flows and future earnings arising from adverse changes in the price of natural gas, NGLs and condensate. We use the following commodity derivative instruments to mitigate the near-term commodity price risk associated with a portion of the forecasted sales of these commodities:

•	Futures contracts - Standardized contracts to purchase or sell natural gas and crude oil for future delivery or settlement under the provisions of exchange regulations;

•
Forward contracts - Nonstandardized commitments between two parties to purchase or sell natural gas, crude oil or NGLs for future physical delivery. These contracts are typically nontransferable and can only be canceled with the consent of both parties;

•
Swaps - Exchange of one or more payments based on the value of one or more commodities. These instruments transfer the financial risk associated with a future change in value between the counterparties of the transaction, without also conveying ownership interest in the asset or liability; and

•
Options - Contractual agreements that give the holder the right, but not the obligation, to buy or sell a fixed quantity of a commodity at a fixed price within a specified period of time. Options may either be standardized and exchange-traded or customized and nonexchange-traded.

We may also use other instruments including collars to mitigate commodity price risk. A collar is a combination of a purchased put option and a sold call option, which places a floor and a ceiling price for commodity sales being hedged.

The Natural Gas Gathering and Processing segment is exposed to commodity price risk as a result of retaining a portion of the commodity sales proceeds associated with its POP with fee contracts. Under certain POP with fee contracts, ONEOK Partners’ fee revenues may increase or decrease if production volumes, delivery pressures or commodity prices change relative to specified thresholds. The Natural Gas Gathering and Processing segment also is exposed to basis risk between the various production and market locations where it receives and sells commodities. As part of our hedging strategy, we use the previously described commodity derivative financial instruments and physical-forward contracts to reduce the impact of price fluctuations related to natural gas, NGLs and condensate.

The Natural Gas Liquids segment is exposed to location price differential risk, primarily as a result of the relative value of NGL purchases at one location and sales at another location. The Natural Gas Liquids segment also is exposed to commodity price risk resulting from the relative values of the various NGL products to each other, NGLs in storage and the relative value of NGLs to natural gas. We utilize physical-forward contracts and commodity derivative financial instruments to reduce the impact of price fluctuations related to NGLs.

The Natural Gas Pipelines segment is exposed to commodity price risk because its intrastate and interstate natural gas pipelines retain natural gas from its customers for operations or as part of its fee for services provided. When the amount of natural gas consumed in operations by these pipelines differs from the amount provided by its customers, these pipelines must buy or sell natural gas, or store or use natural gas from inventory, which may expose them to commodity price risk depending on the regulatory treatment for this activity. To the extent that commodity price risk in the Natural Gas Pipelines segment is not mitigated by fuel cost-recovery mechanisms, we may use physical-forward sales or purchases to reduce the impact of price fluctuations related to natural gas. At March 31, 2017, and December 31, 2016, there were no financial derivative instruments with respect to ONEOK Partners’ natural gas pipeline operations.

Interest-rate risk - We manage interest-rate risk through the use of fixed-rate debt, floating-rate debt and interest-rate swaps. Interest-rate swaps are agreements to exchange interest payments at some future point based on specified notional amounts. As of March 31, 2017 and December 31, 2016, ONEOK Partners had interest-rate swaps with notional amounts totaling $1 billion to hedge the variability of its LIBOR-based interest payments and forward-starting interest-rate swaps with notional amounts totaling $1.2 billion to hedge the variability of interest payments on a portion of its forecasted debt issuances that may result from changes in the benchmark interest rate before the debt is issued. All of ONEOK Partners’ interest-rate swaps are designated as cash flow hedges.

Accounting Treatment - Our accounting treatment of derivative instruments is consistent with that disclosed in Note A of the Notes to consolidated Financial Statements in our Annual Report.

Fair Values of Derivative Instruments - See Note C for a discussion of the inputs associated with our fair value measurements. The following table sets forth the fair values of derivative instruments for the periods indicated:

		March 31, 2017		December 31, 2016
	Location in our Consolidated Balance Sheets	Assets	(Liabilities)	Assets	(Liabilities)
		(Thousands of dollars)
Derivatives designated as hedging instruments
Commodity contracts
Financial contracts	Other current assets/other current liabilities	$6,154	$(25,855)	$1,155	$(49,938)
	Other assets/deferred credits and other liabilities	6,683	—	210	(2,142)
Physical contracts	Other current assets/other current liabilities	87	(1,393)	—	(3,022)
	Other assets	421	—	—	—
Interest-rate contracts	Other current assets/other current liabilities	90	(11,316)	—	(12,795)
	Other assets	47,824	—	47,457	—
Total derivatives designated as hedging instruments		61,259	(38,564)	48,822	(67,897)
Derivatives not designated as hedging instruments
Commodity contracts
Financial contracts	Other current assets/other current liabilities	4,451	(3,796)	4,346	(4,239)
	Other assets/deferred credits and other liabilities	680	(668)	—	—
Total derivatives not designated as hedging instruments		5,131	(4,464)	4,346	(4,239)
Total derivatives		$66,390	$(43,028)	$53,168	$(72,136)

Notional Quantities for Derivative Instruments - The following table sets forth the notional quantities for derivative instruments held for the periods indicated:

		March 31, 2017		December 31, 2016
	Contract Type	Purchased/ Payor	Sold/ Receiver	Purchased/ Payor	Sold/ Receiver
Derivatives designated as hedging instruments:
Cash flow hedges
Fixed price
- Natural gas (Bcf)	Futures and swaps	—	(38.2)	—	(38.4)
- Natural gas (Bcf)	Put options	36.0	—	49.5	—
- Crude oil and NGLs (MMBbl)	Futures, forwards and swaps	0.3	(4.5)	—	(3.6)
Basis
- Natural gas (Bcf)	Futures and swaps	—	(38.2)	—	(38.4)
Interest-rate contracts (Millions of dollars)	Swaps	$2,150.0	$—	$2,150.0	$—
Derivatives not designated as hedging instruments:
Fixed price
- Natural gas (Bcf)	Futures and swaps	3.5	—	0.4	—
- NGLs (MMBbl)	Futures, forwards and swaps	0.7	(2.6)	0.5	(0.7)
Basis
- Natural gas (Bcf)	Futures and swaps	3.5	—	0.4	—

These notional amounts are used to summarize the volume of financial instruments; however, they do not reflect the extent to which the positions offset one another and, consequently, do not reflect actual exposure to market or credit risk.

Cash Flow Hedges - At March 31, 2017, our Consolidated Balance Sheet reflected a net loss of $139.1 million in accumulated other comprehensive loss. The portion of accumulated other comprehensive loss attributable to commodity derivative financial instruments is an unrealized loss of $5.4 million, net of tax, which is expected to be realized within the next 21 months as the forecasted transactions affect earnings. If commodity prices remain at current levels, we will realize approximately $7.2 million in net losses, net of tax, over the next 12 months and approximately $1.8 million in net gains, net of tax, thereafter. The amount deferred in accumulated other comprehensive loss attributable to settled interest-rate swaps is a loss of $42.3 million, net of tax, which will be recognized over the life of the long-term, fixed-rate debt, including losses of $6.5 million, net of tax, that will be reclassified into earnings during the next 12 months as the hedged items affect earnings. The remaining amounts in accumulated other comprehensive loss are attributable primarily to forward-starting interest-rate swaps with future settlement dates, which is expected to be amortized to interest expense over the life of long-term, fixed-rate debt upon issuance of the debt.

The following table sets forth the unrealized effect of cash flow hedges recognized in other comprehensive income (loss) for the periods indicated:

Derivatives in Cash Flow Hedging Relationships	Three Months Ended
	March 31,
	2017	2016
	(Thousands of dollars)
Commodity contracts	$27,328	$11,678
Interest-rate contracts	1,529	(31,611)
Total unrealized gain (loss) recognized in other comprehensive income (loss) on derivatives (effective portion)	$28,857	$(19,933)

The following table sets forth the effect of cash flow hedges in our Consolidated Statements of Income for the periods indicated:

Derivatives in Cash Flow Hedging Relationships	Location of Gain (Loss) Reclassified from Accumulated Other Comprehensive Loss into Net Income (Effective Portion)	Three Months Ended
		March 31,
		2017	2016
		(Thousands of dollars)
Commodity contracts	Commodity sales revenues	$(15,319)	$14,499
Interest-rate contracts	Interest expense	(5,329)	(4,698)
Total gain (loss) reclassified from accumulated other comprehensive loss into net income on derivatives (effective portion)		$(20,648)	$9,801

Credit Risk - We monitor the creditworthiness of our counterparties and compliance with policies and limits established by our Risk Oversight and Strategy Committee. We maintain credit policies with regard to our counterparties that we believe minimize overall credit risk. These policies include an evaluation of potential counterparties’ financial condition (including credit ratings, bond yields and credit default swap rates), collateral requirements under certain circumstances and the use of standardized master-netting agreements that allow us to net the positive and negative exposures associated with a single counterparty. We have counterparties whose credit is not rated, and for those customers, we use internally developed credit ratings.

From time to time, ONEOK Partners may enter into financial derivative instruments that contain provisions that require it to maintain an investment-grade credit rating from S&P and/or Moody’s. If ONEOK Partners’ credit ratings on its senior unsecured long-term debt were to decline below investment grade, the counterparties to the derivative instruments could request collateralization on derivative instruments in net liability positions. There were no financial derivative instruments with contingent features related to credit risk at March 31, 2017.

The counterparties to our derivative contracts consist primarily of major energy companies, financial institutions and commercial and industrial end users. This concentration of counterparties may affect our overall exposure to credit risk, either positively or negatively, in that the counterparties may be affected similarly by changes in economic, regulatory or other conditions. Based on our policies, exposures, credit and other reserves, we do not anticipate a material adverse effect on our financial position or results of operations as a result of counterparty nonperformance.

At March 31, 2017, the net credit exposure from our derivative assets is with investment-grade companies in the financial services sector.

E.	DEBT

The following table sets forth our debt for the periods indicated:

	March 31, 2017	December 31, 2016
	(Thousands of dollars)
ONEOK
Senior unsecured obligations:
$700,000 at 4.25% due 2022	$547,397	$547,397
$500,000 at 7.5% due 2023	500,000	500,000
$100,000 at 6.5% due 2028	87,088	87,126
$100,000 at 6.875% due 2028	100,000	100,000
$400,000 at 6.0% due 2035	400,000	400,000
Total ONEOK senior notes payable	1,634,485	1,634,523
ONEOK Partners
Commercial paper outstanding, bearing a weighted-average interest rate of 1.51% and 1.27%, respectively	1,290,729	1,110,277
Senior unsecured obligations:
$400,000 at 2.0% due 2017	400,000	400,000
$425,000 at 3.2% due 2018	425,000	425,000
$1,000,000 term loan, variable rate, due 2019	1,000,000	1,000,000
$500,000 at 8.625% due 2019	500,000	500,000
$300,000 at 3.8% due 2020	300,000	300,000
$900,000 at 3.375 % due 2022	900,000	900,000
$425,000 at 5.0 % due 2023	425,000	425,000
$500,000 at 4.9 % due 2025	500,000	500,000
$600,000 at 6.65% due 2036	600,000	600,000
$600,000 at 6.85% due 2037	600,000	600,000
$650,000 at 6.125% due 2041	650,000	650,000
$400,000 at 6.2% due 2043	400,000	400,000
Guardian Pipeline
Weighted average 7.85% due 2022	42,345	44,257
Total debt	9,667,559	9,489,057
Unamortized portion of terminated swaps	19,756	20,186
Unamortized debt issuance costs and discounts	(66,110)	(68,320)
Current maturities of long-term debt	(410,650)	(410,650)
Short-term borrowings (a)	(1,290,729)	(1,110,277)
Long-term debt	$7,919,826	$7,919,996
(a) - Individual issuances of commercial paper under ONEOK Partners’ $2.4 billion commercial paper program generally mature in 90 days or less. However, these issuances are supported by and reduce the borrowing capacity under the ONEOK Partners Credit Agreement.

ONEOK Credit Agreement - In January 2016, we extended the term of the ONEOK Credit Agreement by one year to January 2020. The ONEOK Credit Agreement is a $300 million revolving credit facility and contains certain financial, operational and legal covenants. Among other things, these covenants include maintaining a ratio of indebtedness to consolidated EBITDA (EBITDA, as defined in our ONEOK Credit Agreement) of no more than 4.0 to 1. Upon breach of certain covenants by us in our ONEOK Credit Agreement, amounts outstanding under our ONEOK Credit Agreement, if any, may become due and payable immediately. At March 31, 2017, ONEOK’s ratio of indebtedness to consolidated EBITDA was 2.2 to 1, and ONEOK was in compliance with all covenants under the ONEOK Credit Agreement.

The ONEOK Credit Agreement includes a $50 million sublimit for the issuance of standby letters of credit and a $50 million sublimit for swingline loans. Under the terms of the ONEOK Credit Agreement, ONEOK may request an increase in the size of the facility to an aggregate of $500 million by either commitments from new lenders or increased commitments from existing lenders. The ONEOK Credit Agreement contains provisions for an applicable margin rate and an annual facility fee, both of which adjust with changes in our credit rating. Based on our current credit rating, borrowings, if any, will accrue interest at LIBOR plus 145 basis points, and the annual facility fee is 30 basis points.

At March 31, 2017 and December 31, 2016, we had $1.1 million in letters of credit issued and no borrowings under the ONEOK Credit Agreement.

ONEOK Partners Credit Agreement - In January 2016, ONEOK Partners extended the term of the ONEOK Partners Credit Agreement by one year to January 2020. The ONEOK Partners Credit Agreement is a $2.4 billion revolving credit facility and includes a $100 million sublimit for the issuance of standby letters of credit and a $150 million swingline sublimit. At March 31, 2017, and December 31, 2016, ONEOK Partners had $14 million in letters of credit issued and no borrowings under the ONEOK Partners Credit Agreement. The ONEOK Partners Credit Agreement is available for general partnership purposes and had available capacity of approximately $1.1 billion at March 31, 2017.

The ONEOK Partners Credit Agreement contains provisions for an applicable margin rate and an annual facility fee, both of which adjust with changes in ONEOK Partners’ credit rating. Under the terms of the ONEOK Partners Credit Agreement, based on ONEOK Partners’ current credit ratings, borrowings, if any, will accrue interest at LIBOR plus 117.5 basis points, and the annual facility fee is 20 basis points. The ONEOK Partners Credit Agreement is guaranteed fully and unconditionally by the Intermediate Partnership. Borrowings under the ONEOK Partners Credit Agreement are currently nonrecourse to ONEOK.

The ONEOK Partners Credit Agreement contains certain financial, operational and legal covenants. Among other things, these covenants include maintaining a ratio of indebtedness to adjusted EBITDA (EBITDA, as defined in the ONEOK Partners Credit Agreement, adjusted for all noncash charges and increased for projected EBITDA from certain lender-approved capital expansion projects) of no more than 5.0 to 1. If ONEOK Partners consummates one or more acquisitions in which the aggregate purchase price is $25 million or more, the allowable ratio of indebtedness to adjusted EBITDA will increase to 5.5 to 1 for the quarter in which the acquisition was completed and the two following quarters. If ONEOK Partners were to breach certain covenants in the ONEOK Partners Credit Agreement, amounts outstanding under the ONEOK Partners Credit Agreement, if any, may become due and payable immediately. At March 31, 2017, ONEOK Partners’ ratio of indebtedness to adjusted EBITDA was 4.2 to 1, and it was in compliance with all covenants under the ONEOK Partners Credit Agreement.

2017 Credit Agreement - In April 2017, we entered into the 2017 Credit Agreement with a syndicate of banks, effective upon the closing of the Merger Transaction and the terminations of the ONEOK Credit Agreement and ONEOK Partners Credit Agreement. The 2017 Credit Agreement is a $2.5 billion revolving credit facility and contains certain financial, operational and legal covenants. Among other things, these covenants include maintaining a ratio of indebtedness to adjusted EBITDA (EBITDA, as defined in our 2017 Credit Agreement, adjusted for all noncash charges and increased for projected EBITDA from certain lender-approved capital expansion projects) of no more than 5.75 to 1 at the end of the quarter the Merger Transaction closes and the following two quarters; 5.5 to 1 for the subsequent two quarters; and 5.0 to 1 thereafter. If we consummate one or more acquisitions in which the aggregate purchase is $25 million or more, the allowable ratio of indebtedness to adjusted EBITDA will increase to 5.5 to 1 for the quarter in which the acquisition is completed and the two following quarters.

The 2017 Credit Agreement includes a $100 million sublimit for the issuance of standby letters of credit and a $200 million sublimit for swingline loans. Under the terms of the 2017 Credit Agreement, we may request an increase in the size of the facility to an aggregate of $3.5 billion by either commitments from new lenders or increased commitments from existing lenders. The 2017 Credit Agreement contains provisions for an applicable margin rate and an annual facility fee, both of which adjust with changes in our credit ratings. Based on our expected credit ratings following the closing of the Merger Transaction, borrowings, if any, will accrue at LIBOR plus 110 basis points, and the annual facility fee is 15 basis points. The facility has the option to request two one-year extensions, subject to lender approval, and may be used for working capital, capital expenditures, acquisitions and mergers, the issuance of letters of credit, and for other general corporate purposes.

Senior Unsecured Obligations - All notes are senior unsecured obligations, ranking equally in right of payment with all of our existing and future unsecured senior indebtedness, and are structurally subordinate to any of the existing and future debt and other liabilities of any nonguarantor subsidiaries.

ONEOK Partners issuances and maturities - In January 2016, ONEOK Partners entered into the $1.0 billion senior unsecured Term Loan Agreement with a syndicate of banks. The Term Loan Agreement matures in January 2019 and bears interest at LIBOR plus 130 basis points based on ONEOK Partners’ current credit ratings. At March 31, 2017, the interest rate was 2.28 percent. The Term Loan Agreement contains an option, which may be exercised up to two times, to extend the term of the loan, in each case, for an additional one-year term, subject to approval of the banks. The Term Loan Agreement allows prepayment of all or any portion outstanding without penalty or premium and contains substantially the same covenants as the ONEOK Partners Credit Agreement. During the first quarter 2016, ONEOK Partners drew the full $1.0 billion available under the agreement and used the proceeds to repay $650 million of senior notes at maturity, to repay amounts outstanding under ONEOK Partners’ commercial paper program and for general partnership purposes.

In April 2017, ONEOK Partners entered into the first amendment to the Term Loan Agreement which, among other things, will add ONEOK as a guarantor to the Term Loan Agreement effective upon the closing of the Merger Transaction described in Note B.

Debt Guarantees - Neither we nor ONEOK Partners guarantee the debt or other similar commitments of unaffiliated parties. ONEOK currently does not guarantee the debt, commercial paper, borrowings under the ONEOK Partners Credit Agreement or other similar commitments of ONEOK Partners, and ONEOK Partners currently does not guarantee the debt or other similar commitments of ONEOK. Following the completion of the Merger Transaction described in Note B, we, ONEOK Partners and the Intermediate Partnership expect to issue, to the extent not already in place, guarantees of the indebtedness of ONEOK and ONEOK Partners.

F.	EQUITY

Dividends - Dividends paid on our common stock to shareholders of record at the close of business on January 30, 2017, were $0.615 per share. A dividend of $0.615 per share was declared for shareholders of record at the close of business on May 1, 2017, payable May 15, 2017.

In April 2017, through a wholly owned subsidiary, we contributed 20,000 shares of newly issued Series E Non-Voting Perpetual Preferred Stock (Series E Preferred Stock), par value $0.01 per share, having an aggregate value of $20 million, to ONEOK Foundation, Inc. (the Foundation) for use in future charitable and nonprofit causes. The contribution will be recorded as a $20 million noncash expense in the second quarter of 2017. The Series E Preferred Stock is expected to pay quarterly dividends on each share of Series E Preferred Stock, when, as and if declared by our Board of Directors, at a rate of 5.5 percent per year.

See Note K for a discussion of ONEOK Partners’ issuance of common units and distributions to noncontrolling interests.

G.	ACCUMULATED OTHER COMPREHENSIVE LOSS

The following table sets forth the balance in accumulated other comprehensive loss for the period indicated:

	Unrealized Gains (Losses) on Risk- Management Assets/Liabilities (a)	Pension and Postretirement Benefit Plan Obligations (a) (b)	Unrealized Gains (Losses) on Risk- Management Assets/Liabilities of Unconsolidated Affiliates (a)	Accumulated Other Comprehensive Loss (a)
	(Thousands of dollars)
January 1, 2017	$(52,155)	$(101,236)	$(959)	$(154,350)
Other comprehensive income (loss) before reclassifications	7,491	3	73	7,567
Amounts reclassified from accumulated other comprehensive loss	5,658	2,038	25	7,721
Net current period other comprehensive income (loss) attributable to ONEOK	13,149	2,041	98	15,288
March 31, 2017	$(39,006)	$(99,195)	$(861)	$(139,062)
(a) All amounts are presented net of tax.
(b) Includes amounts related to supplemental executive retirement plan.

The following table sets forth the effect of reclassifications from accumulated other comprehensive loss in our Consolidated Statements of Income for the periods indicated:

Details about Accumulated Other Comprehensive Loss Components	Three Months Ended		Affected Line Item in the Consolidated Statements of Income
	March 31,
	2017	2016
	(Thousands of dollars)
Unrealized gains (losses) on risk-management assets/liabilities
Commodity contracts	$(15,319)	$14,499	Commodity sales revenues
Interest-rate contracts	(5,329)	(4,698)	Interest expense
	(20,648)	9,801	Income before income taxes
	3,365	(1,276)	Income tax expense
	(17,283)	8,525	Net income
Noncontrolling interests	(11,625)	6,280	Less: Net income attributable to noncontrolling interests
	$(5,658)	$2,245	Net income attributable to ONEOK

Pension and postretirement benefit plan obligations (a)
Amortization of net loss	$(3,812)	$(2,998)
Amortization of unrecognized prior service cost	415	415
	(3,397)	(2,583)	Income before income taxes
	1,359	1,033	Income tax expense
	$(2,038)	$(1,550)	Net income attributable to ONEOK

Unrealized gains (losses) on risk-management assets/liabilities of unconsolidated affiliates
	$(96)	$—	Equity in net earnings from investments
	15	—	Income tax expense
	(81)	—	Net income
Noncontrolling interests	(56)	—	Less: Net income attributable to noncontrolling interests
	$(25)	$—	Net income attributable to ONEOK

Total reclassifications for the period attributable to ONEOK	$(7,721)	$695	Net income attributable to ONEOK
(a) These components of accumulated other comprehensive loss are included in the computation of net periodic benefit cost. See Note I for additional detail of our net periodic benefit cost.

H.	EARNINGS PER SHARE

The following tables set forth the computation of basic and diluted EPS from continuing operations for the periods indicated:

	Three Months Ended March 31, 2017
	Income	Shares	Per Share Amount
	(Thousands, except per share amounts)
Basic EPS from continuing operations
Income from continuing operations attributable to ONEOK available for common stock	$87,361	211,619	$0.41
Diluted EPS from continuing operations
Effect of dilutive securities	—	1,983
Income from continuing operations attributable to ONEOK available for common stock and common stock equivalents	$87,361	213,602	$0.41

	Three Months Ended March 31, 2016
	Income	Shares	Per Share Amount
	(Thousands, except per share amounts)
Basic EPS from continuing operations
Income from continuing operations attributable to ONEOK available for common stock	$84,398	210,781	$0.40
Diluted EPS from continuing operations
Effect of dilutive securities	—	290
Income from continuing operations attributable to ONEOK available for common stock and common stock equivalents	$84,398	211,071	$0.40

I.	EMPLOYEE BENEFIT PLANS

The following tables set forth the components of net periodic benefit cost for our pension and postretirement benefit plans for our continuing operations for the periods indicated:

	Pension Benefits		Postretirement Benefits
	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
	(Thousands of dollars)
Components of net periodic benefit cost
Service cost	$1,722	$1,622	$165	$149
Interest cost	4,655	4,947	565	601
Expected return on plan assets	(5,336)	(5,077)	(564)	(531)
Amortization of prior service cost (credit)	—	—	(415)	(415)
Amortization of net loss	3,392	2,737	420	261
Net periodic benefit cost	$4,433	$4,229	$171	$65

J.	UNCONSOLIDATED AFFILIATES

Equity in Net Earnings from Investments - The following table sets forth our equity in net earnings from ONEOK Partners’ investments for the periods indicated:

	Three Months Ended
	March 31,
	2017	2016
	(Thousands of dollars)
Northern Border Pipeline	$18,817	$18,674
Overland Pass Pipeline Company	13,566	13,304
Other	7,181	936
Equity in net earnings from investments	$39,564	$32,914

Unconsolidated Affiliates Financial Information - The following table sets forth summarized combined financial information of ONEOK Partners’ unconsolidated affiliates for the periods indicated:

	Three Months Ended
	March 31,
	2017	2016
	(Thousands of dollars)
Income Statement
Operating revenues	$154,280	$136,572
Operating expenses	$66,936	$58,699
Net income	$81,131	$72,037

Distributions paid to ONEOK Partners	$46,920	$46,553

ONEOK Partners incurred expenses in transactions with unconsolidated affiliates of $36.7 million and $33.6 million for the three months ended March 31, 2017 and 2016, respectively, primarily related to Overland Pass Pipeline Company and Northern Border Pipeline. Accounts payable to ONEOK Partners’ equity-method investees at March 31, 2017, and December 31, 2016, were $13.1 million and $11.1 million, respectively.

Northern Border Pipeline - The Northern Border Pipeline partnership agreement provides that distributions to Northern Border Pipeline’s partners are to be made on a pro rata basis according to each partner’s percentage interest. The Northern Border Pipeline Management Committee determines the amount and timing of such distributions. Any changes to, or suspension of, the cash distribution policy of Northern Border Pipeline requires the unanimous approval of the Northern Border Pipeline Management Committee. Cash distributions are equal to 100 percent of distributable cash flow as determined from Northern Border Pipeline’s financial statements based upon EBITDA, less interest expense and maintenance capital expenditures. Loans or other advances from Northern Border Pipeline to its partners or affiliates are prohibited under its credit agreement.

Overland Pass Pipeline Company - The Overland Pass Pipeline Company limited liability company agreement provides that distributions to Overland Pass Pipeline Company’s members are to be made on a pro rata basis according to each member’s percentage interest. The Overland Pass Pipeline Company Management Committee determines the amount and timing of such distributions. Any changes to, or suspension of, cash distributions from Overland Pass Pipeline Company requires the unanimous approval of the Overland Pass Pipeline Company Management Committee. Cash distributions are equal to 100 percent of available cash as defined in the limited liability company agreement.

Roadrunner Gas Transmission - The Roadrunner limited liability company agreement provides that distributions to members are made on a pro rata basis according to each member’s ownership interest. As the operator, ONEOK Partners has been delegated the authority to determine such distributions in accordance with, and on the frequency set forth in, the Roadrunner limited liability company agreement. Cash distributions are equal to 100 percent of available cash, as defined in the limited liability company agreement.

K.	ONEOK PARTNERS

Ownership Interest in ONEOK Partners - Our ownership interest in ONEOK Partners is shown in the table below at March 31, 2017:

General partner interest	2.0%
Limited partner interest (a)	39.2%
Total ownership interest	41.2%
(a) - Represents 41.3 million common units and approximately 73.0 million Class B units, which are convertible, at our option, into common units.

Relationship - We have determined that ONEOK Partners is a variable interest entity and we are the primary beneficiary. Therefore, we consolidate ONEOK Partners in our consolidated financial statements; however, we are restricted from the assets and cash flows of ONEOK Partners except for the distributions we receive from ONEOK Partners. Distributions are declared quarterly by the board of ONEOK Partners’ general partner based on the terms of the Partnership Agreement. See Note M for more information on ONEOK Partners’ results.

The following table shows the carrying amount and classification of ONEOK Partners’ assets and liabilities in our Consolidated Balance Sheets:

	March 31,	December 31,
	2017	2016
	(Thousands of dollars)
Assets
Total current assets	$1,065,745	$1,174,245
Net property, plant and equipment	12,447,567	12,462,692
Total investments and other assets	1,828,623	1,832,410
Total assets	$15,341,935	$15,469,347
Liabilities
Total current liabilities	$2,694,531	$2,824,376
Long-term debt, excluding current maturities	6,290,952	6,291,307
Total deferred credits and other liabilities	193,797	175,844
Total liabilities	$9,179,280	$9,291,527

ONEOK receives distributions from ONEOK Partners through its general partner and limited partner interests, but otherwise the assets of ONEOK Partners cannot be used to settle obligations of ONEOK. ONEOK does not currently guarantee the debt, commercial paper or other similar commitments of ONEOK Partners, and the obligations of ONEOK Partners may only be settled using the assets of ONEOK Partners. ONEOK Partners does not currently guarantee the debt or other similar commitments of ONEOK. Following the completion of the Merger Transaction with ONEOK Partners described in Note B, we and ONEOK Partners and the Intermediate Partnership expect to issue, to the extent not already in place, guarantees of the indebtedness of ONEOK and ONEOK Partners.

Equity Issuances - ONEOK Partners has an “at-the-market” equity program for the offer and sale from time to time of its common units, up to an aggregate amount of $650 million. The program allows ONEOK Partners to offer and sell its common units at prices it deems appropriate through a sales agent. Sales of common units are made by means of ordinary brokers’ transactions on the NYSE, in block transactions or as otherwise agreed to between ONEOK Partners and the sales agent. ONEOK Partners is under no obligation to offer and sell common units under the program. At March 31, 2017, ONEOK Partners had approximately $138 million of registered common units available for issuance through its “at-the-market” equity program.

During the three months ended March 31, 2017, and the year ended December 31, 2016, no common units were sold through ONEOK Partners’ “at-the-market” equity program.

We account for the difference between the carrying amount of our investment in ONEOK Partners and the underlying book value arising from issuance of common units by ONEOK Partners as an equity transaction. If ONEOK Partners issues common units at a price different than our carrying value per unit, we account for the premium or deficiency as an adjustment to paid-in capital.

Cash Distributions - We receive distributions from ONEOK Partners on our common and Class B units and our 2 percent general partner interest, which includes our incentive distribution rights. Under the Partnership Agreement, distributions are made to the partners with respect to each calendar quarter in an amount equal to 100 percent of available cash as defined in the Partnership Agreement. Available cash generally will be distributed 98 percent to limited partners and 2 percent to the general partner. The general partner’s percentage interest in quarterly distributions is increased after certain specified target levels are met during the quarter. Under the incentive distribution provisions, as set forth in the Partnership Agreement, the general partner receives:

•	15 percent of amounts distributed in excess of $0.3025 per unit;

•	25 percent of amounts distributed in excess of $0.3575 per unit; and

•	50 percent of amounts distributed in excess of $0.4675 per unit.

In April 2017, a cash distribution of $0.79 per unit ($3.16 per unit on an annualized basis) was declared for the first quarter 2017 and will be paid on May 15, 2017, to unitholders of record at the close of business on May 1, 2017.

The following table shows ONEOK Partners’ distributions paid in the periods indicated:

	Three Months Ended
	March 31,
	2017	2016
	(Thousands, except per unit amounts)
Distribution per unit	$0.79	$0.79

General partner distributions	$6,660	$6,660
Incentive distributions	100,538	100,538
Distributions to general partner	107,198	107,198
Limited partner distributions to ONEOK	90,323	90,323
Limited partner distributions to noncontrolling interest	135,480	135,480
Total distributions paid	$333,001	$333,001

ONEOK Partners’ distributions are declared and paid within 45 days of the completion of each quarter. The following table shows ONEOK Partners’ distributions declared for the periods indicated:

	Three Months Ended
	March 31,
	2017	2016
	(Thousands, except per unit amounts)
Distribution per unit	$0.79	$0.79

General partner distributions	$6,660	$6,660
Incentive distributions	100,538	100,538
Distributions to general partner	107,198	107,198
Limited partner distributions to ONEOK	90,323	90,323
Limited partner distributions to noncontrolling interest	135,480	135,480
Total distributions declared	$333,001	$333,001

Affiliate Transactions - We provide a variety of services to our affiliates, including cash management and financial services, employee benefits, legal and administrative services by our employees and management, insurance and office space leased in our headquarters building and other field locations. Where costs are incurred specifically on behalf of an affiliate, the costs are billed directly to the affiliate by us. In other situations, the costs may be allocated to the affiliates through a variety of methods, depending upon the nature of the expenses and the activities of the affiliates.

ONEOK Partners has an operating agreement with Roadrunner that provides for reimbursement or payment to it for management services and certain operating costs. Charges to Roadrunner included in operating income in our Consolidated Statements of Income for the three months ended March 31, 2017 and 2016, were not material.

L.	COMMITMENTS AND CONTINGENCIES

Environmental Matters and Pipeline Safety - The operation of pipelines, plants and other facilities for the gathering, processing, transportation and storage of natural gas, NGLs, condensate and other products is subject to numerous and complex laws and regulations pertaining to health, safety and the environment. As an owner and/or operator of these facilities, ONEOK Partners must comply with United States laws and regulations at the federal, state and local levels that relate to air and water quality, hazardous and solid waste management and disposal, and other environmental matters. The cost of planning, designing, constructing and operating pipelines, plants and other facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and potentially criminal enforcement measures, including citizen suits, which can include the assessment of monetary penalties, the imposition of remedial requirements and the issuance of injunctions or restrictions on operation. Management believes that, based on currently known information, compliance with these laws and regulations will not have a material adverse effect on our or ONEOK Partners’ results of operations, financial condition or cash flows.

Legal Proceedings - Gas Index Pricing Litigation - On March 30, 2017, the United States District Court for the District of Nevada (the Court) entered an order granting summary judgment in favor of our affiliate ONEOK Energy Services Company, L.P. (OESC), the lone defendant in the previously reported Sinclair case. The Court determined that the plaintiff’s claim is barred by a release obtained in a prior lawsuit against us and OESC. Upon entry of a final judgment, Sinclair Oil Corporation may pursue an appeal of this determination to the Ninth Circuit Court of Appeals.

We expect that future charges, if any, from the ultimate resolution of the Sinclair case will not be material to our results of operations, financial position or cash flows and are expected to be paid with cash on hand.

ONEOK Partners Class Action Litigation - On March 28, 2017, and April 7, 2017, two putative class action lawsuits captioned Juergen Krueger, Individually And On Behalf Of All Others Similarly Situated v. ONEOK Partners, L.P., et al (the First Complaint) and Max Federman, On Behalf of Himself and All Others Similarly Situated v. ONEOK Partners, L.P., et al (the Second Complaint, together with the First Complaint, the Complaints) were filed in the United States District Court for the Northern District of Oklahoma against ONEOK Partners and each of the members of the ONEOK Partners GP board of directors as defendants.  The Complaints allege that the defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-9 promulgated thereunder, by causing a materially incomplete and misleading preliminary proxy statement to be filed with the SEC on March 7, 2017.  Both Complaints seek various forms of relief, including injunctive relief and an award of attorneys’ fees and expenses.  Each of the defendants believes the claims asserted in the Complaints are without merit and intends to vigorously defend against this lawsuit. At this time, however, it is not possible to predict the outcome of the proceedings or their impact on us, ONEOK Partners or the Merger Transaction.

Other Legal Proceedings - We and ONEOK Partners are party to various other litigation matters and claims that have arisen in the normal course of our operations. While the results of these various other litigation matters and claims cannot be predicted with certainty, we believe the reasonably possible losses from such matters, individually and in the aggregate, are not material. Additionally, we believe the probable final outcome of such matters will not have a material adverse effect on our consolidated results of operations, financial position or cash flows.

M.	SEGMENTS

Segment Descriptions - Our reportable business segments are based upon the following segments of ONEOK Partners:

•	the Natural Gas Gathering and Processing segment gathers, treats and processes natural gas;

•	the Natural Gas Liquids segment gathers, treats, fractionates and transports NGLs and stores, markets and distributes NGL products; and

•	the Natural Gas Pipelines segment operates regulated interstate and intrastate natural gas transmission pipelines and natural gas storage facilities.

Other and eliminations consist of the operating and leasing operations of our headquarters building and related parking facility and other amounts needed to reconcile our reportable segments to our consolidated financial statements.

Accounting Policies - The accounting policies of the segments are described in Note A of the Notes to Consolidated Financial Statements in our Annual Report. Our chief operating decision-maker reviews the financial performance of each of ONEOK Partners’ three segments, as well as our financial performance, on a regular basis. Adjusted EBITDA by segment is utilized in this evaluation. We believe this financial measure is useful to investors because it and similar measures are used by many companies in our industry as a measurement of financial performance and is commonly employed by financial analysts and others to evaluate our financial performance and to compare financial performance among companies in our industry. Adjusted EBITDA for each segment is defined as net income adjusted for interest expense, depreciation and amortization, noncash impairment charges, income taxes, allowance for equity funds used during construction and other noncash items. This calculation may not be comparable with similarly titled measures of other companies.

Customers - The primary customers of the Natural Gas Gathering and Processing segment are crude oil and natural gas producers, which include both large integrated and independent exploration and production companies. The Natural Gas Liquids segment’s customers are primarily NGL and natural gas gathering and processing companies; large integrated and independent crude oil and natural gas production companies; propane distributors; ethanol producers; and petrochemical, refining and NGL marketing companies. The Natural Gas Pipelines segment’s customers are primarily local natural gas distribution companies, electric-generation companies, large industrial companies, municipalities, irrigation customers and marketing companies.

For the three months ended March 31, 2017, ONEOK Partners had no single customer from which it received 10 percent or more of our consolidated revenues. For the three months ended March 31, 2016, ONEOK Partners had one customer, BP p.l.c. or its affiliates, from which it received approximately 12 percent of our consolidated revenues.

Operating Segment Information - The following tables set forth certain selected financial information for our operating segments for the periods indicated:

Three Months Ended March 31, 2017	Natural Gas Gathering and Processing	Natural Gas Liquids (a)	Natural Gas Pipelines (b)	Total
	(Thousands of dollars)
Sales to unaffiliated customers	$400,149	$2,244,000	$104,924	$2,749,073
Intersegment revenues	261,127	147,984	1,894	411,005
Total revenues	661,276	2,391,984	106,818	3,160,078
Cost of sales and fuel (exclusive of depreciation and items shown separately below)	(488,384)	(2,048,693)	(16,603)	(2,553,680)
Operating costs	(71,789)	(78,743)	(31,753)	(182,285)
Equity in net earnings from investments	2,630	13,722	23,212	39,564
Other	234	(41)	1,284	1,477
Segment adjusted EBITDA	$103,967	$278,229	$82,958	$465,154

Depreciation and amortization	$(44,968)	$(41,115)	$(12,543)	$(98,626)
Total assets	$5,296,359	$8,194,835	$1,945,407	$15,436,601
Capital expenditures	$63,151	$20,453	$25,014	$108,618
(a) - The Natural Gas Liquids segment has regulated and nonregulated operations. The Natural Gas Liquids segment’s regulated operations had revenues of $296.3 million, of which $252.9 million related to sales within the segment and cost of sales and fuel of $116.5 million.
(b) - The Natural Gas Pipelines segment has regulated and nonregulated operations. The Natural Gas Pipelines segment’s regulated operations had revenues of $68.9 million and cost of sales and fuel of $14.1 million.

Three Months Ended March 31, 2017	Total Segments	Other and Eliminations	Total
	(Thousands of dollars)
Reconciliations of total segments to consolidated
Sales to unaffiliated customers	$2,749,073	$538	$2,749,611
Intersegment revenues	411,005	(411,005)	—
Total revenues	$3,160,078	$(410,467)	$2,749,611

Cost of sales and fuel (exclusive of depreciation and operating costs)	$(2,553,680)	$409,837	$(2,143,843)
Operating costs	$(182,285)	$(9,637)	$(191,922)
Depreciation and amortization	$(98,626)	$(793)	$(99,419)
Equity in net earnings from investments	$39,564	$—	$39,564
Total assets	$15,436,601	$630,957	$16,067,558
Capital expenditures	$108,618	$4,119	$112,737

Three Months Ended March 31, 2016	Natural Gas Gathering and Processing	Natural Gas Liquids (a)	Natural Gas Pipelines (b)	Total
	(Thousands of dollars)
Sales to unaffiliated customers	$317,046	$1,371,425	$85,474	$1,773,945
Intersegment revenues	114,965	115,965	499	231,429
Total revenues	432,011	1,487,390	85,973	2,005,374
Cost of sales and fuel (exclusive of depreciation and items shown separately below)	(266,300)	(1,156,950)	(3,932)	(1,427,182)
Operating costs	(69,606)	(73,182)	(27,513)	(170,301)
Equity in net earnings from investments	2,815	13,347	16,752	32,914
Other	1,115	(436)	3,059	3,738
Segment adjusted EBITDA	$100,035	$270,169	$74,339	$444,543

Depreciation and amortization	$(41,851)	$(40,706)	$(11,179)	$(93,736)
Total assets	$5,196,190	$8,016,245	$1,847,352	$15,059,787
Capital expenditures	$141,497	$34,207	$17,948	$193,652
(a) - The Natural Gas Liquids segment has regulated and nonregulated operations. The Natural Gas Liquids segment’s regulated operations had revenues of $281.8 million, of which $230.8 million related to sales within the segment and cost of sales and fuel of $106.8 million.
(b) - The Natural Gas Pipelines segment has regulated and nonregulated operations. The Natural Gas Pipelines segment’s regulated operations had revenues of $54.8 million and cost of sales and fuel of $5.6 million.

Three Months Ended March 31, 2016	Total Segments	Other and Eliminations	Total
	(Thousands of dollars)
Reconciliations of total segments to consolidated
Sales to unaffiliated customers	$1,773,945	$514	$1,774,459
Intersegment revenues	231,429	(231,429)	—
Total revenues	$2,005,374	$(230,915)	$1,774,459

Cost of sales and fuel (exclusive of depreciation and operating costs)	$(1,427,182)	$231,444	$(1,195,738)
Operating costs	$(170,301)	$(6,714)	$(177,015)
Depreciation and amortization	$(93,736)	$(742)	$(94,478)
Equity in net earnings from investments	$32,914	$—	$32,914
Total assets	$15,059,787	$441,362	$15,501,149
Capital expenditures	$193,652	$2,759	$196,411

	Three Months Ended
	March 31,
	2017	2016
Reconciliation of income from continuing operations to total segment adjusted EBITDA	(Thousands of dollars)
Income from continuing operations	$186,185	$175,911
Add:
Interest expense, net of capitalized interest	116,462	118,247
Depreciation and amortization	99,419	94,478
Income taxes	54,941	50,066
Other noncash items and equity AFUDC	8,147	5,841
Total segment adjusted EBITDA	$465,154	$444,543

N.	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

ONEOK and ONEOK Partners are issuers of certain public debt securities and have entered into certain other borrowing arrangements. Effective with the Merger Transaction that closed on June 30, 2017, we, ONEOK Partners and the Intermediate Partnership issued, to the extent not already in place, guarantees of the indebtedness of ONEOK and ONEOK Partners. The Intermediate Partnership holds all of ONEOK Partners’ partnership interests and equity in its subsidiaries, as well as a 50 percent interest in Northern Border Pipeline. In lieu of providing separate financial statements for each subsidiary issuer and guarantor, we have included the accompanying condensed consolidating financial statements based on Rule 3-10 of the SEC’s Regulation S-X. We have presented each of the parent and subsidiary issuers in separate columns in this single set of condensed consolidating financial statements.

For purposes of the following footnote:

•	we are referred to as “Parent Issuer and Guarantor”;

•	ONEOK Partners is referred to as “Subsidiary Issuer and Guarantor”;

•	the Intermediate Partnership is referred to as “Guarantor Subsidiary”; and

•	the “Non-Guarantor Subsidiaries” are all subsidiaries other than the Guarantor Subsidiary and Subsidiary Issuer and Guarantor.

The following unaudited supplemental condensed consolidating financial information is presented on an equity-method basis reflecting the separate accounts of ONEOK, ONEOK Partners and the Intermediate Partnership, the combined accounts of the Non-Guarantor Subsidiaries, the combined consolidating adjustments and eliminations, and our consolidated amounts for the periods indicated.

Condensed Consolidating Statements of Income

	Three Months Ended March 31, 2017
(Unaudited)	Parent Issuer & Guarantor	Subsidiary Issuer & Guarantor	Guarantor Subsidiary	Combined Non-Guarantor Subsidiaries	Consolidating Entries	Total
	(Millions of dollars)
Revenues
Commodity sales	$—	$—	$—	$2,216.7	$—	$2,216.7
Services	—	—	—	532.9	—	532.9
Total revenues	—	—	—	2,749.6	—	2,749.6
Cost of sales and fuel (exclusive of items shown separately below)	—	—	—	2,143.8	—	2,143.8
Operating expenses	9.6	—	—	281.8	—	291.4
(Gain) loss on sale of assets	—	—	—	—	—	—
Operating income	(9.6)	—	—	324.0	—	314.4
Equity in net earnings from investments	268.7	269.1	269.1	20.7	(788.0)	39.6
Other income (expense), net	3.2	91.3	91.3	0.4	(182.6)	3.6
Interest expense, net	(25.8)	(91.3)	(91.3)	(90.7)	182.6	(116.5)
Income before income taxes	236.5	269.1	269.1	254.4	(788.0)	241.1
Income taxes	(51.2)	—	—	(3.7)	—	(54.9)
Net income	185.3	269.1	269.1	250.7	(788.0)	186.2
Less: Net income attributable to noncontrolling interests	97.9	—	—	0.9	—	98.8
Net income attributable to ONEOK	$87.4	$269.1	$269.1	$249.8	$(788.0)	$87.4

	Three Months Ended March 31, 2016
(Unaudited)	Parent Issuer & Guarantor	Subsidiary Issuer & Guarantor	Guarantor Subsidiary	Combined Non-Guarantor Subsidiaries	Consolidating Entries	Total
	(Millions of dollars)
Revenues
Commodity sales	$—	$—	$—	$1,283.5	$—	$1,283.5
Services	—	—	—	491.4	(0.4)	491.0
Total revenues	—	—	—	1,774.9	(0.4)	1,774.5
Cost of sales and fuel (exclusive of items shown separately below)	—	—	—	1,195.7	—	1,195.7
Operating expenses	6.6	—	—	265.4	(0.4)	271.6
(Gain) loss on sale of assets	—	—	—	(4.2)	—	(4.2)
Operating income	(6.6)	—	—	318.0	—	311.4
Equity in net earnings from investments	252.5	253.5	253.5	14.2	(740.8)	32.9
Other income (expense), net	0.1	94.4	94.4	(0.2)	(188.8)	(0.1)
Interest expense, net	(25.6)	(94.4)	(94.4)	(92.6)	188.8	(118.2)
Income before income taxes	220.4	253.5	253.5	239.4	(740.8)	226.0
Income taxes	(48.2)	—	—	(1.9)	—	(50.1)
Income from continuing operations	172.2	253.5	253.5	237.5	(740.8)	175.9
Income (loss) from discontinued operations, net of tax	—	—	—	(0.9)	—	(0.9)
Net income	172.2	253.5	253.5	236.6	(740.8)	175.0
Less: Net income attributable to noncontrolling interests	88.8	—	—	2.8	—	91.6
Net income attributable to ONEOK	$83.4	$253.5	$253.5	$233.8	$(740.8)	$83.4

Condensed Consolidating Statements of Comprehensive Income

	Three Months Ended March 31, 2017
(Unaudited)	Parent Issuer & Guarantor	Subsidiary Issuer & Guarantor	Guarantor Subsidiary	Combined Non-Guarantor Subsidiaries	Consolidating Entries	Total
	(Millions of dollars)
Net income	$185.3	$269.1	$269.1	$250.7	$(788.0)	$186.2
Other comprehensive income (loss), net of tax
Unrealized gains (losses) on derivatives, net of tax	—	28.8	27.3	51.8	(83.4)	24.5
Realized (gains) losses on derivatives in net income, net of tax	0.5	19.8	15.3	32.1	(50.4)	17.3
Change in pension and postretirement benefit plan liability, net of tax	2.0	—	—	—	—	2.0
Other comprehensive income (loss) on investments in unconsolidated affiliates, net of tax	—	0.4	0.4	0.7	(1.2)	0.3
Total other comprehensive income (loss)	2.5	49.0	43.0	84.6	(135.0)	44.1
Comprehensive income	187.8	318.1	312.1	335.3	(923.0)	230.3
Less: Comprehensive income attributable to noncontrolling interests	126.8	—	—	0.9	—	127.7
Comprehensive income attributable to ONEOK	$61.0	$318.1	$312.1	$334.4	$(923.0)	$102.6

	Three Months Ended March 31, 2016
(Unaudited)	Parent Issuer & Guarantor	Subsidiary Issuer & Guarantor	Guarantor Subsidiary	Combined Non-Guarantor Subsidiaries	Consolidating Entries	Total
	(Millions of dollars)
Net income	$172.2	$253.5	$253.5	$236.6	$(740.8)	$175.0
Other comprehensive income (loss)
Unrealized gains (losses) on derivatives, net of tax	—	(19.9)	11.7	(5.2)	(3.5)	(16.9)
Realized (gains) losses on derivatives in net income, net of tax	0.5	(10.7)	(14.5)	(22.5)	38.7	(8.5)
Change in pension and postretirement benefit plan liability, net of tax	1.5	—	—	—	—	1.5
Other comprehensive income (loss) on investments in unconsolidated affiliates, net of tax	—	(5.8)	(5.8)	(10.7)	17.4	(4.9)
Total other comprehensive income (loss)	2.0	(36.4)	(8.6)	(38.4)	52.6	(28.8)
Comprehensive income	174.2	217.1	244.9	198.2	(688.2)	146.2
Less: Comprehensive income attributable to noncontrolling interests	67.3	—	—	2.8	—	70.1
Comprehensive income attributable to ONEOK	$106.9	$217.1	$244.9	$195.4	$(688.2)	$76.1

Condensed Consolidating Balance Sheets

	March 31, 2017
(Unaudited)	Parent Issuer & Guarantor	Subsidiary Issuer & Guarantor	Guarantor Subsidiary	Combined Non-Guarantor Subsidiaries	Consolidating Entries	Total
Assets	(Millions of dollars)
Current assets
Cash and cash equivalents	$302.3	$—	$8.5	$—	$—	$310.8
Accounts receivable, net	—	—	—	734.8	—	734.8
Materials and Supplies	—	—	—	59.7	—	59.7
Natural gas and natural gas liquids in storage	—	—	—	193.3	—	193.3
Other current assets	9.9	0.1	—	69.8	—	79.8
Total current assets	312.2	0.1	8.5	1,057.6	—	1,378.4
Property, plant and equipment
Property, plant and equipment	139.7	—	—	15,014.7	—	15,154.4
Accumulated depreciation and amortization	92.3	—	—	2,508.5	—	2,600.8
Net property, plant and equipment	47.4	—	—	12,506.2	—	12,553.6
Investments and other assets
Investments	2,924.6	3,201.2	7,097.4	630.8	(12,897.6)	956.4
Intercompany notes receivable	158.0	10,786.3	6,881.6	—	(17,825.9)	—
Goodwill and intangible assets	—	—	—	1,002.4	—	1,002.4
Other assets	106.9	47.8	—	22.1	—	176.8
Total investments and other assets	3,189.5	14,035.3	13,979.0	1,655.3	(30,723.5)	2,135.6
Total assets	$3,549.1	$14,035.4	$13,987.5	$15,219.1	$(30,723.5)	$16,067.6
Liabilities and equity
Current liabilities
Current maturities of long-term debt	$3.0	$400.0	$—	$7.7	$—	$410.7
Short-term borrowings	—	1,290.7	—	—	—	1,290.7
Accounts payable	7.6	—	—	695.7	—	703.3
Commodity imbalances	—	—	—	114.5	—	114.5
Accrued interest	18.0	72.2	—	—	—	90.2
Other current liabilities	16.6	11.3	—	94.7	—	122.6
Total current liabilities	45.2	1,774.2	—	912.6	—	2,732.0

Intercompany debt	—	—	10,786.3	7,039.6	(17,825.9)	—

Long-term debt, excluding current maturities	1,628.8	6,256.3	—	34.7	—	7,919.8

Deferred credits and other liabilities	1,636.7	—	—	309.6	—	1,946.3

Commitments and contingencies

Equity
Equity excluding noncontrolling interests in consolidated subsidiaries	238.4	6,004.9	3,201.2	6,764.8	(15,970.9)	238.4
Noncontrolling interests in consolidated subsidiaries	—	—	—	157.8	3,073.3	3,231.1
Total equity	238.4	6,004.9	3,201.2	6,922.6	(12,897.6)	3,469.5
Total liabilities and equity	$3,549.1	$14,035.4	$13,987.5	$15,219.1	$(30,723.5)	$16,067.6

	December 31, 2016
(Unaudited)	Parent Issuer & Guarantor	Subsidiary Issuer & Guarantor	Guarantor Subsidiary	Combined Non-Guarantor Subsidiaries	Consolidating Entries	Total
Assets	(Millions of dollars)
Current assets
Cash and cash equivalents	$248.5	$—	$0.4	$—	$—	$248.9
Accounts receivable, net	—	—	—	872.4	—	872.4
Materials and supplies	—	—	—	60.9	—	60.9
Natural gas and natural gas liquids in storage	—	—	—	140.0	—	140.0
Other current assets	7.2	—	—	99.7	—	106.9
Assets of discontinued operations	—	—	—	0.6	—	0.6
Total current assets	255.7	—	0.4	1,173.6	—	1,429.7
Property, plant and equipment
Property, plant and equipment	139.8	—	—	14,938.7	—	15,078.5
Accumulated depreciation and amortization	90.4	—	—	2,416.7	—	2,507.1
Net property, plant and equipment	49.4	—	—	12,522.0	—	12,571.4
Investments and other assets
Investments	2,931.9	3,222.1	6,805.4	631.1	(12,631.7)	958.8
Intercompany notes receivable	205.2	10,615.0	7,031.3	—	(17,851.5)	—
Goodwill and intangible assets	—	—	—	1,005.4	—	1,005.4
Other assets	103.4	47.5	—	12.1	—	163.0
Assets of discontinued operations	—	—	—	10.5	—	10.5
Total investments and other assets	3,240.5	13,884.6	13,836.7	1,659.1	(30,483.2)	2,137.7
Total assets	$3,545.6	$13,884.6	$13,837.1	$15,354.7	$(30,483.2)	$16,138.8
Liabilities and equity
Current liabilities
Current maturities of long-term debt	$3.0	$400.0	$—	$7.7	$—	$410.7
Short-term borrowings	—	1,110.3	—	—	—	1,110.3
Accounts payable	13.0	—	—	861.7	—	874.7
Commodity imbalances	—	—	—	142.6	—	142.6
Accrued interest	25.4	87.1	—	—	—	112.5
Other current liabilities	19.3	12.8	—	134.1	—	166.2
Liabilities of discontinued operations	—	—	—	19.8	—	19.8
Total current liabilities	60.7	1,610.2	—	1,165.9	—	2,836.8

Intercompany debt	—	—	10,615.0	7,236.5	(17,851.5)	—

Long-term debt, excluding current maturities	1,628.7	6,254.7	—	36.6	—	7,920.0

Deferred credits and other liabilities	1,667.5	—	—	285.6	—	1,953.1

Commitments and contingencies

Equity
Equity excluding noncontrolling interests in consolidated subsidiaries	188.7	6,019.7	3,222.1	6,472.0	(15,713.8)	188.7
Noncontrolling interests in consolidated subsidiaries	—	—	—	158.1	3,082.1	3,240.2
Total equity	188.7	6,019.7	3,222.1	6,630.1	(12,631.7)	3,428.9
Total liabilities and equity	$3,545.6	$13,884.6	$13,837.1	$15,354.7	$(30,483.2)	$16,138.8

Condensed Consolidating Statements of Cash Flows

	Three Months Ended March 31, 2017
(Unaudited)	Parent Issuer & Guarantor	Subsidiary Issuer & Guarantor	Guarantor Subsidiary	Combined Non-Guarantor Subsidiaries	Consolidating Entries	Total
	(Millions of dollars)
Operating activities
Cash provided by operating activities	$134.2	$322.1	$18.8	$324.5	$(530.5)	$269.1
Investing activities
Capital expenditures	(0.1)	—	—	(112.6)	—	(112.7)
Other investing activities	—	—	2.9	0.3	—	3.2
Cash provided by (used in) investing activities	(0.1)	—	2.9	(112.3)	—	(109.5)
Financing activities
Dividends paid	(129.8)	(333.0)	(333.0)	—	666.0	(129.8)
Distributions to noncontrolling interests	—	—	—	(1.2)	(135.5)	(136.7)
Intercompany borrowings (advances), net	52.1	(162.4)	319.4	(209.1)	—	—
Borrowing (repayment) of short-term borrowings, net	—	180.5	—	—	—	180.5
Repayment of long-term debt	(0.1)	—	—	(1.9)	—	(2.0)
Issuance of common stock	3.7	—	—	—	—	3.7
Other	(6.2)	(7.2)	—	—	—	(13.4)
Cash used in financing activities	(80.3)	(322.1)	(13.6)	(212.2)	530.5	(97.7)
Change in cash and cash equivalents	53.8	—	8.1	—	—	61.9
Cash and cash equivalents at beginning of period	248.5	—	0.4	—	—	248.9
Cash and cash equivalents at end of period	$302.3	$—	$8.5	$—	$—	$310.8

	Three Months Ended March 31, 2016
(Unaudited)	Parent Issuer & Guarantor	Subsidiary Issuer & Guarantor	Guarantor Subsidiary	Combined Non-Guarantor Subsidiaries	Consolidating Entries	Total
	(Millions of dollars)
Operating activities
Cash provided by operating activities	$167.1	$318.8	$18.7	$256.5	$(530.5)	$230.6
Investing activities
Capital expenditures	—	—	—	(196.4)	—	(196.4)
Other investing activities	—	—	3.2	23.3	—	26.5
Cash provided by (used in) investing activities	—	—	3.2	(173.1)	—	(169.9)
Financing activities
Dividends paid	(129.2)	(333.0)	(333.0)	—	666.0	(129.2)
Distributions to noncontrolling interests	—	—	—	(2.5)	(135.5)	(138.0)
Intercompany borrowings (advances), net	(5.7)	(231.2)	315.9	(79.0)	—	—
Borrowing (repayment) of short-term borrowings, net	—	(101.8)	—	—	—	(101.8)
Issuance of long-term debt, net of discounts	—	1,000.0	—	—	—	1,000.0
Debt financing costs	—	(2.8)	—	—	—	(2.8)
Repayment of long-term debt	(0.2)	(650.0)	—	(1.9)	—	(652.1)
Issuance of common stock	4.0	—	—	—	—	4.0
Other	(1.2)	—	—	—	—	(1.2)
Cash used in financing activities	(132.3)	(318.8)	(17.1)	(83.4)	530.5	(21.1)
Change in cash and cash equivalents	34.8	—	4.8	—	—	39.6
Cash and cash equivalents at beginning of period	92.5	—	5.1	—	—	97.6
Cash and cash equivalents at end of period	$127.3	$—	$9.9	$—	$—	$137.2